UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2023

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-11848	43-1627032
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16600 Swingley Ridge Road, Chesterfield, Missouri 63017

(Address of Principal Executive Offices, and Zip Code)

Registrant’s telephone number, including area code: (636) 736-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RGA	New York Stock Exchange
5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056	RZB	New York Stock Exchange
7.125% Fixed-Rate Reset Subordinated Debentures due 2052	RZC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2023 (the “Closing Date”), Reinsurance Group of America, Incorporated (the “Company”) entered into a new revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer; JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association as Joint Syndication Agents and Joint Bookrunners; a group of lenders named therein (collectively, the “Lenders”) and other parties thereto.

Under the Credit Agreement, the Company may borrow and may obtain letters of credit for general corporate purposes for its own account or the account of its subsidiaries, in each case, in United States Dollars, British Sterling, Canadian Dollars, Euro, Hong Kong Dollars and Japanese Yen with an overall credit facility amount of up to $850 million.

The Credit Agreement replaces the Company’s former credit agreement, dated as of August 21, 2018, among the Company, U.S. Bank National Association, as administrative agent, and a syndicate of financial institutions (the “Former Credit Agreement”), which was scheduled to mature on August 21, 2023 and provided the Company and its subsidiaries with the ability to borrow and obtain letters of credit in an aggregate amount of up to $850 million. As of the Closing Date, the Company had no borrowings outstanding under the Former Credit Agreement and a single letter of credit of approximately $975,000 issued under the Former Credit Agreement. Upon the closing of the Credit Agreement, such letter of credit will be deemed issued as a letter of credit under the Credit Agreement. As of the date of this filing, no early termination penalties have been incurred by the Company in connection with the termination of the Former Credit Agreement. A description of the material terms and conditions of the Former Credit Agreement is contained in the Current Report on Form 8-K filed with Securities and Exchange Commission on August 22, 2018.

The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the expiration of the Credit Agreement on the date that is five years after the Closing Date, on which date all of the outstanding principal and accrued and unpaid interest will become due. The Credit Agreement may be increased, at the Company’s election, to provide for up to an additional $350 million of borrowings and letters of credit under the terms set forth in the Credit Agreement. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirements.

At the Company’s option, any loan under the Credit Agreement may be a base rate loan or a benchmark rate loan. Interest on base rate loans, which will be U.S. dollar-denominated loans only, will be equal to the base rate (determined as the highest of (i) 1.00%, (ii) the prime rate announced by the Administrative Agent, (iii) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50% and (iv) daily one month Term SOFR plus 1.00%) plus an applicable margin based on the pricing grid provided in the Credit Agreement. Each benchmark rate loan will bear interest by reference to (a) in the case of U.S. Dollars, Term SOFR plus a credit spread adjustment of 0.10%, (b) in the case of British Sterling, SONIA plus a credit spread adjustment of 0.0326%, (c) in the case of Canadian Dollars, CDOR, (d) in the case of Euros, EURIBOR, (e) in the case of Hong Kong Dollars, HIBOR, (f) in the case of Japanese Yen, TIBOR and (g) in the case of any other agreed currency, the reference rate agreed upon by the Administrative Agent and the Lenders, plus an applicable margin based on the pricing grid provided in the Credit Agreement; provided, that if any such rate would be less than zero (after the application of any applicable credit spread adjustment), such rate shall be deemed to be 0.0%. Each of “Federal Funds Rate”, “Term SOFR”, “SONIA”, “CDOR”, “EURIBOR”, “HIBOR” and “TIBOR” has the meaning set forth in the Credit Agreement.

The Company may select interest periods of one or three months for term rate loans (which, as of the Closing Date will be all benchmark rate loans other than SONIA loans), subject to availability. Interest on term rate loans shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on base rate loans and SONIA loans shall be payable quarterly.

The Company will also pay (i) a facility fee at a rate that varies with the Company’s long-term debt ratings and that is calculated on the aggregate amount of the commitments under the Credit Agreement, (ii) letter of credit fees calculated on the aggregate amount of undrawn letters of credit, and (iii) certain other fees incurred by the Lenders. During an event of default, interest on overdue amounts will accrue at a rate equal to 2% above the interest rates otherwise applicable to such amounts.

The Credit Agreement is unsecured but contains representations and warranties, and affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, indebtedness, liens, asset dispositions, merger or consolidation, consolidated net worth and the ratio of consolidated indebtedness to total capitalization. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable), including, among other things the non-payment of principal, interest and fees, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events and material judgments. An event of default would permit the Lenders to require immediate payment of all amounts due under the Credit Agreement, including principal and accrued interest, terminate their commitments and enforce any and all rights, subject to cure provisions, where applicable. Additionally, the Credit Agreement contains cross-acceleration provisions, which would make outstanding borrowings under the Credit Agreement immediately payable in the event of non-payment of other material indebtedness when due, and any other event which results in the acceleration of the maturity of material indebtedness.

The Credit Agreement also provides that upon the occurrence of a change of control (as defined in the Credit Agreement) (i) one or more Lenders may withdraw from the Credit Agreement, and (ii) if agreed upon by a majority of the Lenders, the Credit Agreement will terminate and the Company must prepay all outstanding amounts owing thereunder and cash collateralize any outstanding letters of credit.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by the Credit Agreement. Since the terms of the Credit Agreement may differ from the general information contained herein, you should only rely on the actual terms of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

Information concerning termination of the Former Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information concerning the amounts for which the Company has become obligated under the Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of March 13, 2023, by and among Reinsurance Group of America, Incorporated, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the lenders and other parties thereto.

EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Date: March 16, 2023	By:	/s/ Todd C. Larson
Todd C. Larson
Senior Executive Vice President and Chief Financial Officer